Exhibit 10(f)(34)

2023 Executive Long-Term Incentive Program (2023 E-LTIP)

Under the 2023 E-LTIP, executive officers of the Company are eligible to receive shares of common stock of the Company based on (i) satisfying certain performance measures established by the Compensation Committee of the Board of Directors (performance share units, “PSUs”) for 60% of the award and (ii) continued service only (restricted stock units) for 40% of the award.

The 2023 E-LTIP PSU performance measures (and corresponding weightings) are based on Relative Total Shareholder Return (RTSR) metrics as follows:

(i)S&P Technology Hardware Select Index (weighted 90%)
(ii)S&P 400 Information Technology Sector Index (weighted 10%)

RTSR is stock price appreciation plus dividends paid, measured over three equally weighted performance periods (2023 performance period, 2023-2024 performance period, and 2023–2025 performance period). RTSR will be determined by ranking Xerox and the companies within the S&P indices referenced above, from highest to lowest, according to their respective TSRs for each of the three performance periods. Payout will be determined based on the weighted average of Xerox’s payout for each of the three performance periods.

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